Exhibit 4.17

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE No. 4 (this “Supplemental Indenture”), dated as of August 15, 2024, among LivePerson Canada, Inc. (together with its successors and assigns under the Indenture, the “New Subsidiary Guarantor”), a Subsidiary of LivePerson, Inc., a Delaware corporation (together with its successors and assigns under the Indenture, the “Company”), the existing Subsidiary Guarantors (as defined in the Indenture referred to herein), the Company and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”). The New Subsidiary Guarantor and the existing Subsidiary Guarantors are sometimes referred to collectively herein as the “Subsidiary Guarantors,” or individually as a “Subsidiary Guarantor.”

W I T N E S S E T H

WHEREAS, the Company and the existing Subsidiary Guarantors have heretofore executed and delivered to the Trustee and Collateral Agent an indenture, dated as of June 3, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Indenture”), relating to the First Lien Convertible Senior Notes due 2029 (the “Notes”) of the Company;

WHEREAS, Section 4.16 of the Indenture in certain circumstances requires the Company to cause a Subsidiary that is not an Excluded Subsidiary and is not then a Subsidiary Guarantor (i) to become a Subsidiary Guarantor by executing and delivering a supplemental indenture and (ii) to deliver an Opinion of Counsel to the Trustee and Collateral Agent as provided in such Section; and

WHEREAS, pursuant to Section 10.01(c) of the Indenture, the Company, the Subsidiary Guarantors and the Trustee and Collateral Agent are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of any Holder;

WHEREAS, pursuant to Section 10.05 of the Indenture, the Trustee and the Collateral Agent shall join in any supplemental indenture specified in Section 10.01 upon receiving an Officer’s Certificate and an Opinion of Counsel;

NOW THEREFORE, to comply with the provisions of the Indenture and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantor, the other Subsidiary Guarantors, the Company and the Trustee and Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The New Subsidiary Guarantor hereby agrees, jointly and severally, with all other Subsidiary Guarantors, to unconditionally guarantee to each Holder and to the Trustee and Collateral Agent the Notes Obligations and agree to be a Subsidiary Guarantor under the Indenture and be bound by the terms of the Indenture applicable to Subsidiary Guarantors, including, but not limited to, Article 18. The obligations of the Subsidiary Guarantors to the Holders of Notes and to the Trustee and Collateral Agent pursuant to the Note Guarantees and the Indenture are expressly set forth in Article 18 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantees. The New Subsidiary Guarantor further covenants and agrees to and in favor of each Holder and to the Trustee and Collateral Agent, if, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder, under any Note Guarantee or under the Notes in any currency (the “Original Currency”) into another currency (the “Other Currency”) the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Trustee or the Collateral Agent, as applicable, could purchase the Original Currency with the Other Currency at noon (New York time), on the second Business Day preceding that on which final judgment is given. The obligation of the Company or any Subsidiary Guarantor, as applicable, in respect of any sum due in the Original Currency from it hereunder, under any Note Guarantee or under any of the Notes shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Trustee or the Collateral Agent, as applicable, of any sum adjudged to be so due in such Other Currency the Trustee or the Collateral Agent, as applicable, may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the amount of the Original Currency so purchased is less than the sum originally due in the Original Currency, the Company or the Subsidiary Guarantor, as applicable, agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the applicable Trustee or the Collateral Agent, as applicable, against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due in the Original Currency, the Trustee or the Collateral Agent, as applicable, agrees to remit to the Company or the Subsidiary Guarantor, as applicable, such excess.

3. AMENDMENT TO SECURITY AGREEMENT. In connection with the present or future pledge by the Company or any other Grantor under the Security Agreement of any Capital Stock, shares, securities or other equity interests of any Person organized under the laws of Canada or any province or territory therein, including without limitation the New Subsidiary Guarantor (collectively, the “Pledged Canadian Investment Property”), the Company and each other Grantor covenant and agree to and in favor of the Collateral Agent and the Secured Parties (as defined in the Security Agreement) as follows in connection with the Security Interest (as defined in the Security Agreement) in and the pledge of any Pledged Canadian Investment Property (and for certainty in addition to and not in substitution for the rights and remedies of the Collateral Agent regarding the Security Interest and the Collateral contained in the Security Agreement):

(a) The Collateral Agent does and shall have all rights and remedies of a “secured party” under applicable law including without limitation pursuant to and under the Personal Property Security Act (British Columbia) or such other applicable legislation (including the Civil

Code of Quebec and the regulations respecting the Register of Personal and Movable Real Rights thereunder) in effect from time to time in any other jurisdiction in Canada relating to perfection, effect of perfection or non-perfection or priority (the “PPSA”).

(b) If an Event of Default shall occur and be continuing, the Collateral Agent may (i) obtain possession of any Pledged Canadian Investment Property which the Collateral Agent does not already hold, by any method permitted by law, (ii) take, and the Company agrees that the Collateral Agent shall have and be entitled to enforce, any and all rights and remedies under applicable law including the rights of a “secured party” under the PPSA, (iii) comply with any limitation or restriction in connection with any proposed sale or other disposition of any Pledged Canadian Investment Property as may be required to comply with applicable law or any regulation or policy imposed by the any stock exchange, securities commission or other regulatory body, (iv) deposit and deliver or direct the sale or other disposition of any of the Pledged Canadian Investment Property with any depository, clearing house, transfer agent or other designated agency on such terms and conditions as the Collateral Agent may determine, and (v) file proofs of claim or other documents in order to have the claims of the Collateral Agent and the Secured Parties filed in any bankruptcy, winding-up or judicial proceeding related to the pledgor of any Pledged Canadian Investment Property.

4. EXECUTION AND DELIVERY. The New Subsidiary Guarantor agrees that its Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

5. NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, and all of them together represent the same agreement. Delivery of an executed counterpart to this Supplemental Indenture by facsimile, electronically in portable document format or in any other format will be effective as delivery of a manually or electronically executed counterpart.

7. EFFECT OF HEADINGS. The headings of the sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions of this Indenture.

8. THE TRUSTEE AND COLLATERAL AGENT. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee and Collateral Agent by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee and Collateral Agent, subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the

Trustee and Collateral Agent with respect hereto. The Trustee and Collateral Agent make no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

9. RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
10. EFFECTIVENESS. This Supplemental Indenture shall become operative and effective as of the date hereof upon the execution and delivery hereof by the parties and concurrently with (i) that certain Supplemental Indenture No. 1, dated as of the date hereof, by and among e-bot7 GmbH, LivePerson Germany GmbH, the Company, the existing Subsidiary Guarantors party thereto and the Trustee and Collateral Agent, (ii) that certain Supplemental Indenture No. 2, dated as of the date hereof, by and among LivePerson (UK) Limited, the Company, the existing Subsidiary Guarantors party thereto and the Trustee and Collateral Agent, (iii) that certain Supplemental Indenture No. 3, dated as of the date hereof, by and among LivePerson Australia Pty Ltd ACN 605 854 680, the Company, the existing Subsidiary Guarantors party thereto and the Trustee and Collateral Agent and (iv) that certain Supplemental Indenture No. 5, dated as of the date hereof, by and among LivePerson Netherlands B.V., the Company, the existing Subsidiary Guarantors party thereto and the Trustee and Collateral Agent.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first written above.
LIVEPERSON CANADA, INC.

By:	/s/ John Collins
Name: John Collins Title: Director

LIVEPERSON, INC.

By:	/s/ John Collins
Name: John Collins Title: Chief Financial Officer and Chief Operating Officer

[Signature Page to Supplemental Indenture No. 4]

EXISTING SUBSIDIARY GUARANTORS:

BELLA GROUP LLC
LIVEPERSON LLC
KATO ACQUISITION SUB, INC.
CLAIRE DEVELOPMENT, INC.
CALLINIZE, INC.
VOICEBASE, INC.
PROFICIENT SYSTEMS, INC.

By: /s/ John Collins
Name: John Collins
Title: Treasurer

LIVEPERSON AUTOMOTIVE, LLC
LIVEPERSON IP HOLDING LLC

By: LIVEPERSON, INC., its member

By: /s/ John Collins
Name: John Collins
Title: Chief Financial Officer and Chief Operating Officer

[Signature Page to Supplemental Indenture No. 4]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ Bradley E. Scarbrough
Name: Bradley E. Scarbrough Title: Vice President

[Signature Page to Supplemental Indenture No. 4]